THE CODE OF CONDUCT

TABLE OF CONTENTS
Message from the CEO
Introducing the Code
Does the Code apply to me?
How do I apply the Code?
Complying with the law
Obligations for People Leaders
Reporting Code Breaches
How do I report a breach of the Code?
Our commitment against intimidation & retaliation
Promoting Safety in the Workplace
Promoting a safe and respectful work environment
Preventing human trafficking
Using alcohol and other substances
Promoting Diversity and Fairness
Promoting Diversity and inclusion
Promoting the fair treatment of employees
Treating Clients Fairly
Avoiding Conflicts of Interest
Accepting and Giving Appropriate Gifts
Government officials
Engaging in Appropriate Outside Activities or Employment
Engaging in Appropriate Political Activities
Lobbying activities on behalf of Sun Life
Speaking for Sun Life
Social media
Competing Fairly & Openly
Dealing with the Public & Other Third Parties
Dealing with third parties
Respecting Privacy & Confidentiality
Using Sun Life Assets Appropriately
Using technology
Using Sun Life information and intellectual property
Using Sun Life’s property
Preserving Books & Records
Combatting Money Laundering & Terrorist Financing
Detecting & Deterring Fraud
Rejecting Bribery & Corruption
Limitations in Trading in Securities
A Final Word
Contact Us

A message from Kevin Strain, President and CEO

Sun Life’s reputation and success is based on a shared commitment of doing the right thing for our Clients, our shareholders, communities and each other. Our Code of Conduct (our Code) acts as a roadmap to help keep us on track across everything we do.

Our Code reflects our culture, core values and commitment to delivering on our Purpose. It is a key part of our sustainability journey - ensuring we are seen and operate as a Trusted and Responsible Business and foster a workplace that meets our Diversity, Equity and Inclusion goals.

Adherence to our Code is a shared responsibility. It’s about acting responsibly, complying with laws and regulations, treating our Clients and Employees with the utmost respect and instilling confidence in the way we manage our business. We are counting on all of you – our Sun Life Employees, Leaders and Board of Directors – to learn, understand and use our Code as a valuable tool to guide your actions and help us meet the highest standards of professional behaviour.

Sun Life takes violations of our Code seriously and I encourage you to speak up if you experience or witness any Code breaches. Speaking up helps create an inclusive, sustainable and ethical workplace where we can all reach our full potential. To report a breach of the Code, please use our confidential Ethics Hotline.

Thank you for your commitment to Sun Life and for doing the right thing each and every day.

Kevin Strain
President & Chief Executive Officer

Pull Quote: “Integrity should be the foundation of everything we do and it starts with you and me. Our Code ensures the choices we make and the actions we take reflect our values as an organization and hold us accountable to doing the right thing.”

INTRODUCING THE CODE

Sun Life is in the business of helping our Clients achieve lifetime financial security and live healthier lives. We have a history of honouring our commitments – to our employees, clients, customers, partners, shareholders and communities. We continue to build that trust through our steady dedication to the principles and values that are outlined in our Code.

We are committed to high standards of business ethics and integrity. Our reputation as an ethical and trustworthy company is our most important asset. We all contribute to operating as a Trusted and Responsible Business and are accountable for upholding the ethical culture of our Company.

Each year, all employees complete a mandatory Code training and declaration by which we confirm our compliance to always adhere to the Code.

We review the Code on an annual basis to ensure content is relevant and aligned with industry standards, best practices, emerging laws and expectations.

DOES THE CODE APPLY TO ME?

The Code applies to the Board of Directors, executive team, employees and contract staff of for Sun Life and its subsidiaries and controlled joint ventures. Adherence with the Code is mandatory and a condition of employment and directorship. Sun Life expects third parties acting on our behalf or representing us to adhere to the values of our Code.

Violations of the Code can result in disciplinary action, including termination of employment or relationship. Any breach of the Code that violates the law may also result in administrative, civil or criminal proceedings.

HOW DO I APPLY THE CODE?

If you come across a difficult circumstance at work involving compliance with requirements or ethics, ask yourself these questions:
1.Is this legal?
2.Is this permissible under internal policies?
3.Is this fair and ethical?
4.Does this reflect our values, our culture and our commitment to our employees, clients, customers, partners, shareholders and communities?
5.Am I confident that Sun Life’s reputation won’t be harmed if this situation became public knowledge?
6.Would I approve of this situation if I were a client or shareholder?

Use your best judgment and common sense. If you can’t answer “Yes” to each question, don’t do it or seek guidance.

COMPLYING WITH THE LAW

Acting ethically requires each of us to take all reasonable steps to understand and comply with both the letter and spirit of the laws, rules and regulations that apply to our jobs and the businesses we support within Sun Life.

If there is a professional or supplementary code, law or regulation that applies to you and conflicts with the Sun Life Code, you must comply with the most restrictive requirements applicable to the situation. Be sure to report any conflicts.

OBLIGATIONS FOR PEOPLE LEADERS

People leaders are expected to act as ethical role models of Sun Life. They are responsible for fostering a culture of respect and integrity by:
•Acting ethically and honestly and encouraging employees to do the same.
•Fostering an inclusive and diverse work environment and promoting respect, fairness and safety.
•Understanding the Code and all relevant laws and champion them with team members.
•Responding to questions about the Code or directing employees to the information they need.
•Preventing, responding to, and escalating Code breaches and possible breaches.
•Supporting and protecting those who ask questions and report possible breaches of the Code.

☎ For Code related matters, if you are unsure what the correct course of action should be or what guidance should be provided, see the “Contact Us” section for more information.

REPORTING CODE BREACHES

Sun Life is committed to leading with integrity and takes breaches of the Code seriously. We all play an active role in ensuring the Code is applied across Sun Life and that possible misconduct is investigated and addressed appropriately. Reporting issues and concerns contributes to our ethical culture and helps us to maintain our commitment to our high standards of business ethics and integrity as a Trusted and Responsible Business.

Please speak up if you:
1)Believe you may have violated the Code, an internal policy or the law.
2)Know or suspect another employee or a third-party may have violated the Code, an internal policy or the law.
3)Feel you are being pressured to violate the Code, an internal policy or the law.
4)Have any other ethical or conflict of interest questions or concerns.
5)Need guidance on how to do what is right.

Never attempt to deal with the situation yourself. If you see something or hear something, say something by reporting your concerns.

HOW DO I REPORT A BREACH OF THE CODE?

If you are not sure how to apply the letter and spirit of the Code in any situation, or if you would like to report a possible breach of the Code, you can talk to your Leader/Manager, your local Compliance team, Human Resources, a member of the Legal team or email the Sun Life Code Office.

If you would like to anonymously report a possible breach of the Code or if you feel your concerns have not been responded to or addressed appropriately using other reporting methods, you may access the Ethics Hotline. You can access the Ethics Hotline several ways, including by mail, through a toll-free telephone number or a secure website.

The Ethics Hotline is provided by an external service provider that specializes in offering confidential and anonymous reporting, and is available to all Sun Life employees, seven days a week, 24 hours a day, in multiple languages.

Sun Life takes all reports of concerns and allegations of breaches of the Code seriously. All reports will be reviewed and investigated lawfully, discreetly, fairly, professionally and in a timely manner. All reports are treated confidentially, so your identity in any follow-up discussions or inquiries will be kept in confidence to the extent appropriate or permitted by law. Your cooperation during the review and investigation contributes to a successful resolution. It is important to speak up by reporting, because failing to do so could be a breach of the Code.

OUR COMMITMENT AGAINST INTIMIDATION & RETALIATION

Sun Life strictly prohibits any form of intimidation or retaliation against employees for reporting possible breaches of the Code. If you report a possible breach, no action will be taken against you, even if we cannot confirm the breach. However, a mischievous or malicious allegation of a breach is itself a breach of our Code.

Any employee who attempts in any way to intimidate or retaliate against anyone who reports a possible breach of the Code will face disciplinary action, up to and including termination of employment, regardless of their position.

Companies and consultants acting on behalf of Sun Life are expected to comply with our Code and failure to comply may result in termination of any agreements with Sun Life and legal action.

☎ See the "Contact Us" section for more information.

PROMOTING SAFETY IN THE WORKPLACE
PROMOTING A SAFE AND RESPECTFUL WORK ENVIRONMENT

Sun Life is committed to maintaining a safe and respectful work environment, where our well-being is strengthened and we are empowered to bring our best selves to work.

We engage in practices that ensure our work is done safely, with respect to our physical workspace, work processes and use of equipment. As well, we do not tolerate acts or threats of violence, intimidation or verbal abuse in our workplace. Each of us is responsible to report unsafe working conditions, so that appropriate steps can be taken to protect ourselves, our co-workers, clients and others in the workplace and prevent workplace accidents or injuries.

We do not tolerate harassment, including sexual harassment and bullying, or unlawful discrimination, by or against anyone in our workplace.

Harassment is behavior that can cause offence, humiliation, intimidation, embarrassment or distress. You have the right to complain about the behavior of your co-workers (including your leaders), as well as the behavior of third parties, such as customers, clients or suppliers.

Harassment can take many forms – verbal, written, electronic, visual or physical. Examples include jokes, derogatory, degrading or insulting remarks, gestures or communications, refusal to work or cooperate with others, adverse employment actions based on an employee’s legally protected status, and making a work benefit dependent upon performing sexual favors or threatening retaliatory action for refusal to perform sexual favors.

Unlawful discrimination means treating someone unfairly on the basis of their race, color, religion, sex, sexual orientation, gender identity, national origin, citizenship, creed, age, marital status, family status, disability or any other ground prohibited by law.

Sun Life promotes and encourages mutual respect between employees, at all levels, and does not tolerate unlawful discrimination against anyone including candidates, co-workers, clients or anyone else we encounter in our work.

PREVENTING HUMAN TRAFFICKING

We strictly prohibit employees, subcontractors and their employees, and agents from engaging in or taking any actions that would condone human trafficking-related activities. Human trafficking activities include engaging in sex trafficking, procuring commercial sex acts (even if this practice is legal in the jurisdiction where it transpires), using force, fraud, or coercion to subject a person to involuntary servitude, or obtaining labor from a person by threats of serious harm to that person or any other person, among others. If we become aware of any such activities by co-workers, clients, vendors or anyone else whom we encounter in our work, we must report this immediately to our manager, Human Resources, Legal or Compliance representative.

USING ALCOHOL AND OTHER SUBSTANCES

As a general rule, consuming alcohol or substances in the workplace, other than medication for which we have a valid prescription, is not permitted. We may not use alcohol or substances in any way that interferes with the performance of our duties or safety in the workplace. Under no circumstances are we to bring illegal drugs into the workplace. If any of these things occur, we may be sent home and may be subject to disciplinary action, up to and including termination of employment. Note: If our use of prescribed medication or other substances is related to a health condition, and this limits our abilities at work, we should discuss with our manager or Human Resources representative.

PROMOTING DIVERSITY AND FAIRNESS
PROMOTING DIVERSITY AND INCLUSION

Diversity and inclusion is at the core of our values at Sun Life. We embrace our diverse workforce where wide perspectives and creative ideas benefit our clients, our partners, and the communities in which we operate. We are focused on creating a diverse and inclusive culture – one that unleashes creativity, fosters innovation, builds the best teams and drives value. We all contribute to maintaining and fostering a respectful, inclusive and healthy work environment without discrimination or harassment.

PROMOTING THE FAIR TREATMENT OF EMPLOYEES

We are committed to hiring, developing and retaining the most qualified individuals to promote and achieve our business objectives. In alignment with our core values, we hire and promote employees on the basis of ability, and reward on the basis of performance.

☎ If you experience, encounter or observe any of these behaviors that impact diversity, fairness and safety in the workplace, speak up and report it.

TREATING CLIENTS FAIRLY

The fair treatment of clients is an integral part of our ethical culture. We are committed to keeping the client in mind when designing, marketing, selling and delivering our products and services, and when conducting all aspects of our business operations. We all have a responsibility to consider the client’s interests in all stages of the product life cycle and to ensure our products and services provide fair value to them.

That is why:

•Our sales will be client-focused, fair, suitable, and the clients’ unique needs and circumstances will be considered.
•Our communications will be responsible and professional.
•Our advertising and sales materials, including prospectuses and point of sale materials, will be accurate and clear and will provide full disclosure.
•Our distributors will be competent, ethical and knowledgeable about our products and services and we will monitor their activities.
•Our compensation, commission and incentive structures will be appropriate and encourage fair sales practices.
•Our services will be client-focused, delivered competently and timely.
•Client complaints and disputes will be handled fairly and professionally.

AVOIDING CONFLICTS OF INTEREST

One important way we demonstrate our integrity in doing business is by ensuring that we each act in the best interests of Sun Life, our clients and shareholders. We are committed to not putting our own personal interests ahead of Sun Life, our clients and shareholders, and avoid activities that can harm or reflect negatively on any of them.

Many situations could give rise to a potential conflict of interest where our judgment or ability to act can be compromised. Actions we take on behalf of Sun Life cannot be influenced by the possibility of gain for ourselves or for anyone personally associated with us – that would be a conflict of interest. It is also important to avoid even the appearance of a conflict of interest.

Examples of situations that could give rise to a conflict of interest include the following:

•Circumstances or relationships that could cause our own interests to improperly influence business decisions or be perceived by others to be a conflict of interest.
•Direct reporting responsibility over an immediate family member.
•Business relationship with a family member or a business in which a family member is significantly involved.
•Client relationship whereby you are asked to act as a trustee, agent, power of attorney or executor (excludes family member).
☎ We must immediately disclose relationships, associations or activities that can create an actual or potential conflict of interest. If you know that a business relationship or activity may present a conflict of interest or if your instinct tells you something doesn’t feel right, STOP – do not do it! If you are unsure, ask questions until you get an answer.

ACCEPTING AND GIVING APPROPRIATE GIFTS

Gifts and entertainment are generally recognized as important parts of doing business, developing business relationships and building goodwill. It’s a two-way street. You cannot accept any benefit that may in any way influence, or appear to influence, your judgement or ability to make objective business decisions. You also cannot offer gifts, favours, benefits or entertainment that may be perceived as inappropriately influencing another party’s business dealings with Sun Life.

Consider the following questions when accepting from or offering to external parties any gifts, favours, hospitality, entertainment or other benefits:
•Is it an unaccepted business practice in the region?
•Is the value involved more than nominal and reasonable?
•Does this occur frequently?
•Would doing so make it difficult to make a fair and unbiased business decision?
•Would it embarrass Sun Life or the recipient if publicly disclosed?
•Does it violate our internal anti-bribery and anti-corruption policies or processes?

Depending on your jurisdiction or position at Sun Life, you can also have an obligation to report or seek pre-approval of gifts and entertainment.

GOVERNMENTAL OFFICIALS

Special laws apply to gifts and entertainment when dealing with government officials or individuals tied to state-owned or controlled enterprises. Consult with your Manager before offering or extending gifts and entertainment to government officials.

ENGAGING IN APPROPRIATE OUTSIDE ACTIVITIES OR EMPLOYMENT

An important component of employee engagement relates to our ability to participate in our communities. We encourage you to be involved with outside organizations, charitable activities, and the political process (see next section), provided your involvement does not create or appear to create a conflict of interest or interfere with your ability to carry out your responsibilities at Sun Life; this can include a second job or serving on a board. When participating in activities unrelated to your work at Sun Life, you are expected to avoid any activity that might compromise Sun Life or our brand and reputation.

You cannot serve on the board or engage in work for any organization that is publicly traded or competes or has a business relationship with Sun Life, without the prior written approval from an Executive level manager and your business group’s General Counsel. Consult a member of the Legal team before joining the board of any company or organization. Otherwise, a second job or board position must be kept completely separate from your Sun Life position and cannot interfere with your responsibilities and performance as a Sun Life employee.

Depending on your position at Sun Life, you may also have a specific regulatory obligation to report outside business activities, certain political contributions and directorships.

Our funds, facilities or services cannot be used for the benefit of other businesses, or political parties and their candidates, except as specifically authorized in advance or as allowed by our Government, Regulatory Affairs & Sustainability team. We also have a separate process for dealing with charitable and philanthropic spending.

ENGAGING IN APPROPRIATE POLITICAL ACTIVITIES

As employees, Sun Life respects and is committed to our individual rights to voluntarily participate in the political process for our own personal purposes.

As an organization, we will follow all local laws regarding political activities and campaign financing and, as a practice, will not make any Corporate financial contributions or donations to any political parties, factions or candidates for public office. We cannot communicate support for political candidates, parties or issues unless authorized by Sun Life.

We cannot in any way associate Sun Life or engage in any political activities on Sun Life’s behalf without prior authorization. This includes making political donations, communicating political opinions and supporting political candidates, parties or issues. In addition, we cannot use company resources, logos, trademarks, offices, public events or public initiatives for political purposes or seek reimbursement for any political contributions.

LOBBYING ACTIVITIES ON BEHALF OF SUN LIFE

Sun Life may engage in political activities, including lobbying and other communications with policymakers and legislators at all levels of government and their staff, both in Canada and internationally, in accordance with relevant laws and regulations.

Lobbying activities or government contacts on Sun Life’s behalf are strictly regulated.

As employees, we cannot engage in any such lobbying activities on behalf of Sun Life, unless we obtain pre-authorization.

We expect those engaging in authorized political lobbying activities or communications on behalf of Sun Life to act in compliance with relevant statutes for lobbying.

SPEAKING FOR SUN LIFE

We are committed to communicating honestly, responsibly and in a manner that demonstrates our values. Only certain authorized individuals can speak for Sun Life.

Unless you are specifically authorized, do not speak for Sun Life, or imply you are doing so. In addition to everyday communications with outside persons and organizations, we may occasionally be asked to express our views to the media, if so, immediately contact the communications representative in your area.

In some cases, external communications, such as articles for publication, presentations and remarks made on behalf of Sun Life, require review and approval prior to release. Always be careful how you communicate to others and the effect it can have on Sun Life, our reputation and brand. Threatening, discriminatory, hateful or illegal statements – oral, written, in print or via electronic media – will not be tolerated.

SOCIAL MEDIA:

Sun Life supports the use of social media and believes it is an integral part of the way clients interact with us and how we do business. Posting our ideas and opinions – whether they are internal or external – is a great way to express ourselves, learn and build relationships. As an employee of Sun Life, it is important that you are familiar with the guidelines for participating in social media, the guiding principles for speaking about Sun Life and our commitment to maintaining strong governance and risk management practices.
When using social media for business purposes, remember to think before posting, be civil to others and respect their opinions, and obtain any necessary permissions. In your personal use, do not represent or imply that your opinions are approved or endorsed by Sun Life. Depending on your position with Sun Life, there can be additional restrictions on your use of social media. If you are unsure, seek guidance.

COMPETING FAIRLY & OPENLY

One of our obligations as a Trusted and Responsible Business is to support our industry and encourage fair competition. Although we compete vigorously in every market in which we participate, we are committed to conducting business in compliance with all competition and antitrust laws which prohibit Sun Life from engaging in activities intended to restrict or lessen competition.

This means we cannot make agreements with competitors to fix prices or allocate sales, clients or territories. We cannot discuss with outsiders strategic information on topics such as pricing, product development and client lists. Even if we do not intend these discussions to result in actions that restrict or lessen competition, these discussions could be interpreted that way, and could be illegal whether or not they lead to restricting or lessening of competition.

Competing fairly and ethically in all our business activities is the most effective way to avoid contravening the prohibitions found in these various laws.

DEALING WITH THE PUBLIC & OTHER THIRD PARTIES

We cooperate with lawful investigations and inquiries by regulators, law enforcement agencies, external and internal auditors and investigators acting on behalf of Sun Life.

•We must provide them with accurate and factual information, and cannot mislead or attempt to improperly influence them.

•We cannot tamper with any document to obscure the true nature of a transaction in Sun Life’s records or to impede or influence an audit, regulatory review or investigation.

☎ If you suspect information is not being provided as required, report your concerns.

DEALING WITH THIRD PARTIES

In certain circumstances, third parties can represent Sun Life in the sale, service or administration of our products or services, or perform specific business functions, processes or services on our behalf.

We are committed to working and doing business with third parties who share our values and high standards for integrity and ethics.

We will follow our established business practices and procedures that apply to doing business with third parties and we will conduct those business relationships in a fair, ethical and lawful manner and in accordance with our values and procedures.

RESPECTING PRIVACY & CONFIDENTIALITY

Sun Life is committed to protecting the privacy and confidentiality of all personal information about our clients, co-workers or other individuals against theft, loss, unauthorized access, disclosure, destruction or misuse. Respecting the privacy of our clients and employees is critical to maintaining our reputation as a Trusted and Responsible Business.

We accumulate a great deal of information about our clients, employees, and others who develop relationships with us. That is why we have an obligation to limit the collection, access, use and disclosure of this information for legitimate business purposes, in accordance with local laws and internal policies.

Respect the principle of need-to-know. We do not access or share confidential client or employee personal information unless needed to perform our job. We must respect and maintain the confidentiality of our employees’ personal information, such as salaries, performance reviews or disabilities.

Protecting personal information is everyone’s responsibility.

For more information visit Sun Life’s Global Privacy Commitment or our Client Data Privacy Principles.

USING SUN LIFE ASSETS APPROPRIATELY

USING TECHNOLOGY

We are committed to using Sun Life’s technologies appropriately, as they are important business resources that provide broad access to information and a key aspect to how we conduct business. Our technology includes:
•Information networks, systems and services (such as databases, software, teleconferencing, email, messaging systems, wiki, and internet access); and
•Technology assets (such as computers, mobile devices and portable digital storage media).

Our technology must be used primarily for business purposes. Incidental and appropriate personal use is permitted, provided it does not violate our policies or procedures, and does not interfere with the performance of our job responsibilities. We must safeguard our technology assets and must prevent their damage, loss, theft or misuse. Likewise, we must safeguard the mechanisms and credentials we use to gain access to Sun Life information and technology.
•Keep in mind electronic records are more permanent than you might think – they can be retrieved even after they appear to have been deleted.
•Be careful when using email and other electronic communications, and always avoid making careless, exaggerated or inaccurate statements.
•Be vigilant when dealing with email and avoid clicking or opening unknown links and attachments that may be malicious and could spread malware and compromise our Sun Life technologies and information.
•If Sun Life becomes involved in litigation or an investigation, all relevant communications or records used or stored within Sun Life systems or technology assets may have to be turned over to third parties (e.g. law enforcement, regulators, private litigants).

We should have no expectation of privacy when using Sun Life technology or the files and data stored on Sun Life technology assets. Sun Life has access to and may review all files, emails and other electronic communications – business and personal – stored on or transmitted via Sun Life technologies. Sun Life monitors the use of all its information networks, systems, services and technology assets including email, chats and storage; and will act on any findings that are contrary to our policies and our Code.

If you suspect an information security incident or breach, contact your local Service Desk and advise your Manager.

USING SUN LIFE INFORMATION AND INTELLECTUAL PROPERTY

Information and intellectual property are some of our most critical and valuable assets. As employees, we are required to effectively and appropriately manage and protect Sun Life information and intellectual property under our control.

Sun Life information includes: all information owned, managed or controlled by Sun Life or another entity empowered to do so on our behalf, and can include information transmitted over Sun Life networks or systems. We are expected to keep confidential any information we acquire about Sun Life and its business activities and operations during our employment except as will be permitted or required by law - even after we leave Sun Life.

Other than information produced and disclosed in the ordinary course of business, all information about Sun Life and our business is confidential and cannot be disclosed for unauthorized purposes.

Sun Life intellectual property includes: our trademarks, logos, copyrighted materials we create on behalf of the organization, audios/videos, slogans and trade secrets etc. Sun Life is a Global Enterprise with clients, employees, advisors, partners and investors all around the world. Maintaining a consistent approach on how we identify our organization wherever we do business, is vital. Help protect Sun Life’s intellectual property by performing your job duties in accordance with Sun Life’s brand standards.

We are never prohibited from reporting possible violations of law to any regulator or governmental entity, or making other disclosures that are protected under whistle-blower provisions under law, nor are we restricted from discussing the terms and conditions of our employment at Sun Life.

USING SUN LIFE’S PROPERTY

We must all take reasonable steps to use Sun Life’s physical assets, including buildings and premises, only for legitimate business purposes and to protect those assets against loss, theft, damage and misuse.

Be careful not to:
•Remove furniture, equipment, supplies or files and other physical assets or information from Sun Life premises without authorization. If you are authorized to work at home or off-site, you must keep Sun Life assets safe and segregated from your personal property.
•Breach any copyright laws or regulations when making copies of documents or software.
•Permit others to use Sun Life’s assets, without proper authorization.

☎ If you become aware of any loss, theft, damage or misuse of any of Sun Life’s assets, report it immediately.

PRESERVING BOOKS & RECORDS

Sun Life is required to maintain accurate, reliable and complete records to appropriately manage its affairs and comply with legal, regulatory, financial, accounting and operational obligations. The integrity of our records is essential to the successful operation of our business, and to maintaining the trust and confidence of our shareholders, clients and business partners.

Our financial statements, books and records must accurately reflect all business transactions and be retained in accordance with our record keeping practices. Sun Life must provide accurate, consistent, informative and timely disclosures of information to the market in accordance with applicable laws. Failing to disclose or record revenues, assets or liabilities is prohibited.

☎ For additional guidance on our record keeping requirements and practices, consult the Information Management Risk Enterprise Operating Guideline.

COMBATTING MONEY LAUNDERING & TERRORIST FINANCING

We are committed to actively protecting our products and services from being used for money laundering, financing terrorists or other criminal activity, and protecting the integrity of both Sun Life and the financial systems in the countries in which we operate. Deterring, detecting and preventing money laundering or terrorist financing activity is everyone’s accountability and requires each of us to:

•Know our clients through verifying their identity, authenticating them each time they interact with us, and monitoring our business relationship with them.
•Be aware of and be able to identify and report any suspicious, unusual premiums, deposits, payments, surrenders or other activities to your local Money Laundering Reporting Officer.

For additional information on your obligations to help combat money laundering and terrorist financing, seek guidance from your local Money Laundering Reporting Officer or the Sun Life Chief Anti-Money Laundering Officer.

DETECTING & DETERRING FRAUD

SUN LIFE DOES NOT TOLERATE FRAUD.

Fraud is a dishonest act or omission intended to deceive or mislead for personal or corporate gain. Examples of fraudulent acts include:

•Forgery or alterations of a document or cheque.
•Submission of a false or fictitious claim for charges or services that were not actually incurred.
•Submission of a fabricated invoice for goods or services not received.
•Bribes and economic extortion.
•Misuse of confidential information.

We will not participate in any type of dishonest or fraudulent behaviour that can affect our clients, co- workers, shareholders, Sun Life, or our reputation and brand. Any participation in these activities is a breach of our Code that can result in discipline, up to and including termination of employment or business relationship. Watch for and report any fraud or other suspicious activity, whether committed by a co-worker or a third party.

REJECTING BRIBERY & CORRUPTION

We are committed to complying with the letter and spirit of anti-bribery and anti-corruption laws in the countries in which we operate. These laws generally prohibit offering, giving or accepting anything of value that can improperly influence business decisions or result in obtaining improper business advantages. That’s why:

•We prohibit the direct or indirect use of bribery, kickbacks, payoffs or other corrupt practices by employees, agents or other parties acting on our behalf.
•We will report suspected and known incidents of bribery and corruption.
•We must maintain accurate books and records.

If you are offered or asked for a bribe, no matter how small, refuse it, clearly state that it is our policy to never accept it, and report it immediately to your local Money Laundering Reporting Officer.

LIMITATIONS IN TRADING IN SECURITIES

We are highly visible in many major financial markets and we are committed to complying with the securities laws and regulations in the countries in which we operate and conduct business. When we invest personally or on behalf of our client accounts, we cannot base our decisions on material information that is not generally available to the public.

Material information is any information that a reasonable investor would consider important in deciding whether to buy, hold or sell the securities of a publicly traded company. There are also certain types of information that can become material over time, such as proposed business transactions. Consult the Disclosure and Securities Trading Policy or a member of the Legal team to determine if information is material.

•Do not trade in Sun Life securities, or another public company’s securities, no matter how small or large the trade, if this decision is based on material information that is not generally available to the public.
•Do not “tip” or pass material information on to others, or even share it with co-workers, other than to the Legal or Compliance teams to establish the appropriate ethical walls.

If someone asks you for information about Sun Life that is not generally available to the public, please direct that inquiry to Government, Regulatory Affairs & Sustainability team, or a member of the Legal team.
Depending on your position at Sun Life, you may be subject to additional requirements. These can include pre-clearing and reporting on your personal investments, trading public company securities only during specified periods, and filing insider-trading reports.

A FINAL WORD
The Code is a compass for how we conduct our business. Sun Life enthusiastically believes that if we follow this Code, we can continue to deliver exceptional service to our clients and communities on our Purpose of helping clients achieve lifetime financial security and live healthier lives.

Sun Life has a network of Policies and Operating Guidelines to govern how we, through our employees, carry on our business so that we are a Trusted and Responsible Business. To learn more, all Policies and Operating Guidelines are posted on the Global Source.

Remember, we are all held to the highest standards of honesty, integrity and professionalism in all that we do. Let’s support and empower one another to find our voices to speak up and promptly escalate Code breaches or possible breaches.

☎ CONTACT US

If you are not sure how to apply the letter and spirit of the Code in any situation, or if you would like to report a possible breach of the Code, you can:

Talk to:

•Your Leader / Manager
•A member of your local Compliance team
•A member of your local Human Resources department
•A member of the Legal team
Email:
•Sun Life Code Office
◦Code@sunlife.com
◦Regles@sunlife.com
Submit:
•Your concerns anonymously through the Ethics Hotline www.clearviewconnects.com

People Leaders:
Encourage dialogue without fear of retaliation.
Speak up & escalate.